Variable Universal Life
American General Life Insurance Company	Administration
P. O. Box 4880
Houston, TX 77210-4880

September 26, 2011

Dear Valued Policy owner:

The net premiums that you made under your variable life insurance policy issued by American General Life Insurance Company (the “Insurance Company”) have been allocated at your direction to one or more investment divisions of a separate account sponsored by the Insurance Company that invest in corresponding portfolios (the “Portfolios”) of AXA Premier VIP Trust (the “Trust”). As an owner of a life insurance policy that participates in the Portfolios, you are entitled to instruct the Insurance Company how to vote the applicable Portfolio shares as of the close of business on August 31, 2011 at a Special Meeting of Shareholders of the Trust (the “Meeting”).

At the Meeting, shareholders of each Portfolio will be asked to approve the proposal described below:

1.	Approve a Shareholder Services and Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, for the Class A shares of each Portfolio (the “Class A Plan”).

Under this Proposal, the Class A shareholders of each Portfolio are being asked to approve the Class A Plan, which would authorize the Portfolios to compensate AXA Distributors LLC, the Trust’s principal underwriter, and its affiliates for shareholder servicing and distribution expenses at the annual rate of 0.25% of the average daily net assets of the Class A shares of each Portfolio. If the Class A Plan is approved by Class A shareholders, the overall fees and expenses of the Class A shares of each Portfolio would increase. While each Portfolio issues Class A, Class B and Class K shares, the proposal to be considered at the Meeting relates only to Class A shares.

The attached Notice of Special Meeting of Shareholders and Proxy Statement concerning the Meeting provide additional information about the matters to be considered at the Meeting. You are urged to read the enclosed documents prior to casting your vote.

The Trust’s Board has approved the proposal identified above and recommends that you vote “FOR” it. Although the Board has determined that the proposal is in your best interest, the final decision is yours.

You are cordially invited to attend the Meeting. Since it is important that your vote be represented whether or not you are able to attend, you are urged to consider these matters and to exercise your voting instructions by completing, dating, signing, and returning the enclosed voting instruction card in the accompanying return envelope at your earliest convenience or by relaying your voting instructions via telephone or the Internet by following the enclosed instructions. Of course, we hope that you will be able to attend the Meeting, and if you wish, you may vote your shares in person, even though you may have already returned a voting instruction card or submitted your voting instructions via telephone or the Internet. Please respond promptly in order to save additional costs of proxy solicitation and in order to make sure you are represented.